Exhibit 99.1

FNB strategy: ‘round out the franchise’

Its buy of Parkvale gives more branches

Thursday, July 07, 2011

By Patricia Sabatini, Pittsburgh Post-Gazette

Hermitage-based FNB Corp.’s pending deal to swallow Parkvale Savings of Monroeville will end up benefiting consumers who will gain access to a broader range of banking products and a more extensive branch and ATM network, the CEO of the Mercer County institution’s banking unit said.

“The depth of our product set is much greater” than Parkvale’s, including insurance offerings and “more robust” online banking and bill payment services, Vincent J. Delie Jr., CEO of First National Bank, said in an interview Tuesday. In addition, business customers will gain access to treasury management services and capital markets products, he said.

“Overall, whether you are a business or a consumer, you will benefit,” Mr. Delie said of the takeover, expected to close in the fourth quarter, which will vault No. 7 FNB ahead of First Niagara to the No. 3 retail banking spot in the Pittsburgh region behind PNC and Citizens.

For Parkvale’s some 400 employees, the situation is dicier.

FNB will be making big cost cuts at Parkvale to make the roughly $130 million all-stock deal – which a number of analysts have criticized as expensive – work.

Mr. Delie said it was too soon to say how many jobs would be lost, but that FNB would “make every effort to keep as many customer-facing people as we can.”

“Employees who have contact with clients, they are pretty safe,” he said.

Even though there will be branch consolidations, the impact on jobs should be minimized by normal attrition at FNB and the bank’s plans to open a half-dozen new branches in the region, he said.

As part of the merger, FNB also agreed to give Parkvale employees priority over outsiders for any open positions, said Mr. Delie, 46, who grew up on the North Side and joined FNB in 2005 after nearly 16 years with National City and its predecessor banks in Pittsburgh.

Mike Shafir, an analyst who follows FNB for Sterne Agee in New York, said getting rid of redundancies, including the cost of senior management, was essential to the transaction.

“The reality is, if you are buying an institution and you don’t feel like you can take out 25 to 30 percent in cost savings, you probably shouldn’t be doing the deal,” he said.

In its presentation to analysts when the acquisition was announced last month, FNB noted that

19 of 40 Parkvale branches in the seven-county Pittsburgh region were within one mile of an FNB branch. (Parkvale also has five offices in Ohio and two in West Virginia.)

Mr. Delie said the decision to consolidate wouldn’t be based solely on location.

Given Pittsburgh’s hilly terrain, “You can’t look at a map that is flat and say every branch in a mile will be consolidated,” he said.

Instead of closing an overlapping Parkvale office, an adjacent FNB branch could be closed instead, or both could remain open.

The decision will be based on customer needs and other factors, such as the age of the facility and amenities offered, Mr. Delie said.

Parkvale’s 68-year-old CEO, Robert J. McCarthy Jr., will not have an executive role after the merger, but will take a spot on FNB Corp.’s board.

He and three other top Parkvale executives, chief financial officer Gilbert Riazzi, senior vice president Thomas Ondek and senior vice president Gail Anwyll, are due to receive severance payments, known as golden parachutes, as part of their employment contracts when the takeover is completed.

Mr. McCarthy, who has been running Parkvale since 1984, is due a payout worth triple his annual salary plus bonus – or at least $2.1 million – plus other compensation, according to proxy materials.

The total amount of the executive payouts hasn’t been calculated, Ms. Anwyll said Wednesday.

Banks that still hold bailout money provided under the government’s Troubled Asset Relief Program during the financial crisis are barred from paying golden parachutes to departing executives.

But Parkvale plans to repay its nearly $32 million in TARP funds prior to closing, Ms. Anwyll said.

Mr. Delie said management at FNB, founded in Mercer County in 1864, and Parkvale, founded in 1943, had developed a relationship over the last few years.

After Parkvale decided to sell, the deal came together “in fairly short order,” he said, even though there were other bidders.

The transaction will nearly double FNB’s deposits in the seven-county Pittsburgh region, to $3.3 billion, and give it 101 branches, up from 61. Corporatewide, FNB will have $11.6 billion in assets, $8.9 billion in deposits and 282 offices.

Mr. Delie said Parkvale was attractive because it filled a major gap for FNB’s franchise in the eastern part of Pittsburgh.

“We felt strategically, it was one of the last opportunities for us to round out the franchise,” he said.

Patricia Sabatini:…………… or 412-263-3066

Copyright© 2011, Pittsburgh Post-Gazette